Exhibit 99.1

RONSON CORPORATION ANNOUNCES FURTHER EXTENSION OF
LENDER FORBEARANCE AGREEMENT

Woodbridge, N.J., November 10, 2009 - Ronson Corporation (the "Company") (OTC: RONC.PK) announced today that the Company’s primary lender, Wells Fargo Bank, National Association, has further extended its moratorium during which the bank will not assert rights relating to existing events of default through December 31, 2009, or such earlier date permitted under the Company's agreement with the bank.

The amendment to the forbearance agreement also increases the amount of advances which Wells Fargo will extend under the Company's maximum revolving credit line from $3,000,000 to $3,500,000 and increases the maximum overadvance facility from $1,000,000 to $2,000,000.

Ronson Corporation's operations include its wholly-owned subsidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, New Jersey, 2) Ronson Corporation of Canada Ltd., and 3) Ronson Aviation, Inc.

Important Additional Information and Where to Find It:

This press release is for informational purposes only.  It is not a solicitation of a proxy.  In connection with the Company’s previously announced proposed sale of each of its aviation division and consumer products division, Ronson Corporation has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SHAREHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED SALE TRANSACTIONS.  Investors and shareholders may obtain a free copy of the proxy statement and other documents filed by the Company (when available) at the SEC’s website at http://www.sec.gov.  The proxy statement and such other documents may also be obtained, free of charge, by directing a request to Daryl Holcomb, Chief Financial Officer, Ronson Corporation, 3 Ronson Road, P.O. Box 3000, Woodbridge, New Jersey 07095.

Ronson Corporation and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the proposed sale transactions.  Information regarding the interests of the Company’s participants in the solicitation is included in the preliminary proxy statement and will be included in the definitive proxy statement relating to the proposed sale transactions when it is filed with the SEC and becomes available.

Forward-Looking Statements:

This press release contains forward-looking statements based on management's plans and expectations that are subject to uncertainty.  Forward-looking statements are based on current expectation of future events.  The Company cannot ensure that any forward-looking statements will be accurate.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual events could vary materially from those anticipated.  Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties.  The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.

COMPANY CONTACT:
DARYL K. HOLCOMB
(732) 438-0320